Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

DOUGLAS DYNAMICS, INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,277,660(3)	$22.18(2)	$28,338,499(2)	0.00014760	$4,183
Total Offering Amounts				-	$28,338,499	-	$4,183
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$4,183

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Douglas Dynamics, Inc. (the “Registrant”) that become issuable under the Douglas Dynamics, Inc. 2024 Stock Incentive Plan (the “Plan”) in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $22.18, the average of the high and low price per share of the Registrant’s common stock on the “when-issued” trading market as reported on the New York Stock Exchange on April 24, 2024.

(3)	Represents 1,277,660 shares of the Registrant’s common stock issuable under the Plan.